Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedules of Retail Opportunity Investments Corp., and the effectiveness of internal control over financial reporting of Retail Opportunity Investments Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-163866) relating to the registration by Retail Opportunity Investments Corp. of: (1) its common stock, par value $0.0001 per share; (2) its preferred stock, par value $0.0001 per share; (3) its depositary shares representing shares of Preferred Stock; (4) warrants entitling the holders to purchase Common Stock, Preferred Stock or Depositary Shares; and (5) rights entitling the holders to purchase Common Stock.

/s/ ERNST & YOUNG LLP

New York, New York
June 2, 2011